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                                    EXHIBIT 2

     ANNOUNCEMENT OF RESULT OF SOLICITATION FOR SPECIAL VOLUNTARY RETIREMENT



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                              (English Translation)

                                                               December 19, 2005

To whom it may concern:

                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

     Announcement of Result of Solicitation for Special Voluntary Retirement

     We hereby announce the results of our solicitation for special voluntary retirement from the employees of Wacoal Corporation, one of our group subsidiaries, as announced on October 3, 2005.

                                      NOTE

1.   Outline of Solicitation

(1)  Who is eligible:                 Full time employees of Wacoal Corporation
                                      who are 50 years of age or older as of
                                      the end of March, 2006

(2)  Solicitation Period:             November 21, 2005 - November 30, 2005

(3)  Number of Applicants Sought:     Approximately 300

(4)  Retirement Date:                 March 31, 2006

(5)  Preferential Treatment:          Apart from the amount of involuntary
                                      retirement allowance to be provided under the current rules, the Company will provide a special additional allowance according to the employee's age as of the retirement date.

(6)  Support Measure:                 The Company will internally establish a
                                      career counseling center, which will
                                      offer a range of counseling functions,
                                      and upon request, individual counseling
                                      by an outside specialist at the Company's expense. In addition, the Company will provide reemployment support to employees who seek reemployment through external job placement companies.

2.   Result of Solicitation

(1)  Number of Applicants:            362

(2)  Expenditures for

     Special Voluntary Retirement*:   approximately 7 billion yen

     *Includes reemployment support expenses in addition to the special additional allowance

3.   Effect on Consolidated Business Results

     We have provided comments on the effect on our business results in the "Announcement of Amendments to the Forecast of Financial Results for the Current Fiscal Year" as announced separately.

                                                                         - End -


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